Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.333-129946 on Form S-8 of our report dated June 23, 2014, with respect to the financial statements and schedules of Savings Plan for Employees of Measurement Specialties, Inc. included in this Annual Report on Form 11-K for the year ended December 31, 2013.

/s/Dixon Hughes Goodman LLP

Newport News, Virginia

June 23, 2014